EXHIBIT 99.1

PRESS RELEASE

Sirna Contact Howard W. Robin President & CEO Sirna Therapeutics, Inc. 303-449-6500	Investor Contact E. Blair Schoeb Burns McClellan, Inc. 212-213-0006	Media Contact Justin Jackson Burns McClellan, Inc. 212-213-0006

SIRNA TO PARTICIPATE IN RNAi PANEL AT THE BIO CEO & INVESTOR CONFERENCE

Boulder, CO – February 19, 2004 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced that it will participate in a focus session titled, “What’s All the Fuss About RNAi?” at the 6th Annual BIO CEO & Investor Conference on February 24, 2004 at 9:30 AM Eastern Time at the Waldorf-Astoria in New York City. Howard W. Robin, President and Chief Executive Officer, will make a presentation and participate on the panel.

The focus session will be webcast live over the Internet. To access the live and subsequently archived presentation, please log onto Sirna’s website at www.sirna.com. A replay of the focus session will begin approximately three hours after the conclusion of the live presentation and will be available for thirty days.

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI—News) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Sirna Therapeutics’ Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.